CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1993 to December 31, 1995

                                                       Capital in Unrealized
                                             Common    Excess of  Gains on   Retained    Treasury
                                             Stock    Stated ValueInvestmen  Earnings     Shares      Total

Balance January 1, 1993                    $1,829,000  $4,887,000     $    $16,494,000 ($1,570,000)$21,640,000
  Net income                                   ---          ---       ---    2,219,000       ---     2,219,000
  Shares of common stock issued in
     connection with 401(k) plan                ---         ---       ---        3,000       7,000      10,000
  Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                      ---         ---       ---       35,000       ---        35,000
                                            _________   _________ _________  _________   _________   _________
Balance December 31, 1993                   1,829,000   4,887,000     ---   18,751,000  (1,563,000) 23,904,000

  Net income                                    ---         ---       ---    2,617,000       ---     2,617,000
  Shares of common stock issued in
    connection with restricted grants,
    401(k) plan & exercise of options           ---        92,000     ---     (176,000)    311,000     227,000
  Purchase of Treasury shares                   ---         ---       ---        ---      (126,000)   (126,000)
  Cash dividends paid                           ---         ---       ---     (164,000)      ---      (164,000)
  Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                      ---         ---       ---      (29,000)      ---       (29,000)
                                            _________   _________ _________  _________   _________   _________
Balance, December 31, 1994                  1,829,000   4,979,000     ---   20,999,000  (1,378,000) 26,429,000

  Net Income                                    ---         ---       ---    3,358,000       ---     3,358,000
  Shares of common stock issued in
   connection with restricted grants,
   401(k) plan & exercise of options            ---         7,000               84,000     176,000     267,000
   Purchase of Treasury shares                  ---         ---       ---        ---      (417,000)   (417,000)
 Cash dividends paid                            ---         ---       ---     (327,000)      ---      (327,000)
 Unrealized gains on short-term
   investments, net of deferrred
   income taxes                                 ---         ---     72,000       ---         ---        72,000
 Equity in other capital changes of
   First Indiana Corporation, net of
   deferred income taxes                        ---         ---       ---      116,000       ---       116,000
                                            _________   _________ _________  _________   _________   _________
Balance, December 31, 1995                 $1,829,000  $4,986,000  $72,000 $24,230,000 ($1,619,000)$29,498,000

See accompanying Notes to Consolidated Financial Statements.

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